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                                                                      EXHIBIT 20
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For Release:  January 31, 1997                          Contact:  Bob Marbut
              10:00 a.m. CST                                      210-828-1700



          ARGYLE TELEVISION COMPLETES EXCHANGE OF TELEVISION STATIONS
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     San Antonio, TX . . . Argyle Television, Inc. (NASDAQ: ARGL) today announced that it has completed its previously announced exchange with Gannett Broadcasting of Argyle's WZZM-TV, the ABC affiliate in Grand Rapids, MI, and WGRZ-TV, the NBC affiliate in Buffalo, NY, for Gannett's WLWT-TV, the NBC affiliate in Cincinnati, OH, and KOCO-TV, the ABC affiliate in Oklahoma City, OK.

     Following completion of the transaction, Argyle Television, Inc. will own and operate network-affiliated television stations WLWT-TV, the NBC affiliate in Cincinnati, OH; KOCO-TV, the ABC affiliate in Oklahoma City, OK; WNAC-TV, the Fox affiliate in Providence, RI; KITV-TV, the ABC affiliate in Honolulu, HI; WAPT-TV, the ABC affiliate in Jackson, MS; and KHBS-TV, the ABC affiliate in Fort Smith, AR, and its satellite KHOG-TV, the ABC affiliate in Fayetteville, AR. Argyle's Series A Common Stock trades on the Nasdaq National Market System under the symbol "ARGL."